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                                                                   EXHIBIT 51


                    AMENDMENT No. 4 TO THE RIGHTS AGREEMENT
                    ---------------------------------------


     Amendment No. 4 to the Rights Agreement, dated as of September 17, 1998 (the "Amendment No. 4"), by and between AMP Incorporated, a Pennsylvania corporation (the "Company"), and ChaseMellon Shareholder Services L.L.C., a limited liability company organized under the laws of the State of New Jersey (the "Rights Agent").

     WHEREAS, on October 25, 1989, the Company and Manufacturers Hanover Trust Company, a New York corporation ("MHTCo"), entered into a Rights Agreement ("the Original Agreement");

     WHEREAS, on September 4, 1992, the Company and Chemical Bank (as successor to MHTCo.) entered into Amendment No. 1 to the Rights Agreement, on August 12, 1998, the Company and ChaseMellon Shareholder Services L.L.C. (as successor to Chemical Bank) entered into Amendment No. 2 to the Rights Agreement and on August 20, 1998, the Company and ChaseMellon Shareholder Services L.L.C. entered into Amendment No. 3 to the Rights Agreement (the Original Agreement, as amended by each of the amendments, is hereinafter referred to as the "Agreement" and the terms of which are incorporated herein by reference and made a part hereof); and

     WHEREAS, the Company, with the approval of the Board of Directors of the Company, and the Rights Agent have mutually agreed to modify the terms of the Agreement in certain respects.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

     Section 1.  Amendment of "Certain Definitions" Section.
                 ------------------------------------------

          (a) The definition of "Acquiring Person" contained in Section 1 of the Agreement is hereby amended by adding after the parenthetical "(the "Pennsylvania BCL")" and before the word "other", the following:

     "(except that with respect to any Person and its Affiliates on whose behalf, directly or indirectly, an Unsolicited Acquisition Proposal (as hereinafter defined) has
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been made, for purposes of this Agreement all references in Section 2553 to
"20%" shall read "10%")."

     Section 2.  Amendment of "Redemption and Termination" Section.  Paragraph
                 -------------------------------------------------
(a) of Section 23 of the Agreement is hereby amended, in its entirety, to read as follows:

     "(a) The Board of Directors of the Company may, at its option, at any time prior to the earliest of (i) the close of business on the tenth Business Day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth Business Day following the Record Date), (ii) the Final Expiration Date, (iii) if any Person shall have announced an intention to engage in a transaction which, if successful, would have resulted in (A) such Person becoming an Acquiring Person or (B) a Section 13 Event (in either case which was not solicited in advance by the Board of Directors) (collectively, an "Unsolicited Acquisition Proposal"), the first time thereafter at which there is a change in the directors in office (including as a result, in whole or in part, of an increase in the size of the Board and the election of new directors) such that persons who were disinterested directors (as such term is defined in Section 1715(e) of the Pennsylvania BCL) immediately prior to the first such Unsolicited Acquisition Proposal (together with any successors thereto who were approved by the Board of Directors prior to their election) do not constitute a majority of the members of the Board of Directors, or (iv) the adoption of any By-law intended to limit the authority of the Board of Directors and/or confer authority on any Person other than the Board of Directors to take action with respect to this Agreement or the Rights issued hereunder, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Current Market Price as defined in Section 11(d) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors of the Company."

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     Section 3.  Amendment to "Supplements and Amendments" Section.  The last
                 -------------------------------------------------
sentence of Section 26 of the Agreement is amended, in its entirety, to read as follows:

     "The foregoing notwithstanding, no amendment of this Agreement may be effected at a time when the Rights are not redeemable, except as permitted by clauses (i) or (ii) of the second sentence of this Section 26. In addition, at a time when the Rights are not redeemable, the Board of Directors shall not (x) have any discretionary authority otherwise granted to it hereunder to take or omit to take any action hereunder, other than (i) to defer the distribution of the Rights following the commencement of a tender offer to a date no later than the date immediately prior to the date on which a Person becomes an Acquiring Person or (ii) to take, or omit to take, action if such action or omission is solely ministerial or administrative in nature and has no material affect on the Rights, or (y) take any action which will have the same effect as a redemption or termination of the Rights."

     Section 4.  Rights Agreement as Amended.  The term "Agreement" as used in
                 ---------------------------
the Agreement shall be deemed to refer to the Agreement as amended hereby and shall be effective as of the date hereof. All references hereinafter to Amendment No. 4 shall be deemed to refer to this Amendment No. 4. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever. This Amendment No. 4 shall become effective on September 24, 1998, provided that, once effective, this Amendment No. 4 shall apply to all actions which shall have occurred on or after the date of this Amendment No.4.

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     IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                              AMP Incorporated


By:/s/ David F. Henschel             By:/s/ Robert Ripp
   ----------------------               ------------------------
   Name:  David F. Henschel             Name:  Robert Ripp
   Title: Corporate Secretary           Title: Chairman and Chief Executive
                                                Officer


Attest:                              ChaseMellon Shareholder
                                      Services L.L.C.


By:/s/ Robert G. Scott, Jr.          By:/s/ Michael A. Nespoli
   ------------------------             ------------------------
   Name:  Robert G. Scott, Jr.          Name:  Michael A. Nespoli
   Title: Vice President                Title: Vice President


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